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                                                                    EXHIBIT 5(A)


Xerox Corporation
P.O. Box 1600
800 Long Ridge Road
Stamford, CT 06904
(203) 968-3000

Office of General Counsel

Martin S. Wagner
Associate General Counsel,
Corporate, Finance and Ventures
Direct Dial: (203) 968-3457
Fax: (203) 968-3446


March 1, 1999




Xerox Corporation
P.O. Box 1600
Stamford, CT 06904-1600

Ladies and Gentlemen:

The undersigned, an attorney-at-law admitted to practice in the State of New York, is Associate General Counsel, Corporate, Finance and Ventures of Xerox Corporation, a New York corporation (the "Company"). As such, I am familiar with the "universal shelf" Registration Statement on Form S-3 filed under the Securities Act of 1933, as amended ("Registration Statement"), relating to the proposed offering and sale from time to time by Xerox Corporation, a New York corporation (the "Company"), and Xerox Capital (Europe) plc, organized under the laws of England and Wales ("XCE" and collectively with the Company, the "Issuers"), of senior debt securities ("Senior Debt Securities") and subordinated debt securities, preferred stock, common stock (common stock and preferred stock collectively, the "Shares") and guaranties, (collectively, "Securities") from which the Issuers may receive an aggregate of up to $4,000,000,000 of proceeds and which will be offered on terms to be determined at the time of sale. Securities of XCE will be irrevocably and unconditionally guaranteed by the Company (in such capacity, the "Guarantor") pursuant to the Indenture referred to below (the "Guaranties"). In rendering the opinions set forth herein, either I or other attorneys in the Office of General Counsel of the Company who report either directly or indirectly to me have examined an Indenture among the Issuers, Xerox Overseas Holdings Limited, the Guarantor and Citibank, N.A., as Trustee, dated as of October 21, 1997 (the "Indenture"), under which certain of the Senior Debt Securities are


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to be issued, the Company's Restated Certificate of Incorporation and by-laws, each as amended to date, certain minutes of meetings of the Board of Directors of the Company and such other documents and matters of law as have been considered necessary or desirable in rendering the opinions set forth herein.

Based on the foregoing, it is my opinion that:

1. The Company has been duly incorporated and is validly existing in good standing under the laws of New York.

2. The Securities, when duly authorized by appropriate corporation action and duly executed and authenticated and/or countersigned, and when issued and delivered against payment therefor as described in the Registration Statement and the prospectus supplement to which they relate, will be legally issued and validly and legally binding obligations of the applicable issuer, the Senior Debt Securities will be entitled to the benefits of the Indenture and the Shares will be validly issued, fully paid and non-assessable.

3. The Guaranties, when duly authorized by appropriate corporate action and duly executed and delivered, and when the Securities to which such Guaranties relate have been duly authorized by appropriate corporate action and duly executed, authenticated, issued and delivered against payment therefor as described in the Registration Statement and the prospectus supplement to which they relate, will be the legal, valid and binding obligations of the Company and such Guaranties, as they relate to Senior Debt Securities, will be entitled to the benefits of the Indenture.

I am qualified to practice law in the State of New York. The opinions expressed herein are limited to the law of the State of New York and the Federal law of the United States.

I consent to the reference to my name under the caption "Legal Opinions" in the Prospectus contained in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,


Martin S. Wagner
Associate General Counsel
Corporate, Finance and Ventures